Exhibit 99.1

NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 361-2120
warnely@voughtaircraft.com
Vought Reports Third Quarter 2006 Financial Results
Third Quarter 2006 Highlights
•	Sales increased 14 percent to $354.4 million for the quarter

•	Operating income improved to $3.5 million from year-ago loss of $41 million

•	Total Adjusted EBITDA* increased to $35.0 million or 8 percent from prior year

•	Funded backlog increased 33 percent to $3,164.7 million
Summary of Financial Results
$ in millions

	For the Three Months			For the Nine Months
	Ended			Ended
	September 24,	September 25,		September 24,	September 25,
	2006	2005	Change	2006	2005	Change
Sales	$354.4	$310.4	14%	$1,133.3	$937.2	21%
Operating income (loss)	$3.5	$(41.0)	109%	$20.5	$(175.8)	112%
Net income (loss)	$(13.4)	$(55.2)	76%	$(30.4)	$(214.1)	86%

Adjusted EBITDA *	$35.0	$32.5	8%	$126.0	$124.3	1%

Free Cash Flow*	$(42.3)	1.8	—	$(17.8)	(82.0)	—

*	Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified with an asterisk, is provided on page 10.
     DALLAS, Nov. 8, 2006 – Vought Aircraft Industries, Inc. today reported financial results for its third quarter ending Sept. 24, 2006.
     Net sales for the third quarter 2006 were $354.4 million, an increase of 14 percent compared with $310.4 million for the same period last year. The increase in net sales was due primarily to increased deliveries for Vought’s military and business jets programs.

Net Sales for the Quarter
•
Commercial sales increased by approximately $9.7 million, or 7 percent, compared with the third quarter of 2005. The increase is primarily due to $7.8 million from increased Boeing 747 program deliveries and $8.3 million from increased Boeing 777 deliveries offset in part by a reduction in Airbus deliveries.

•
Military sales increased approximately $20.2 million, or 18 percent, primarily as a result of increased production in 2006. The C-5, Global Hawk and UH-60 programs increased sales by $27.0 million. This increase was partially offset by the completion of several programs in 2005 that were not included in our 2006 sales.

•	Business Jet sales increased by approximately $14.1 million, or 28 percent, primarily due to increased deliveries for our Gulfstream programs.
     Funded backlog increased 33 percent to $3,164.7 million at Sept. 24, 2006 compared with $2,366.7 million at Sept. 25, 2005, primarily due to increased orders for the 787 program and new military programs. Backlog includes only funded orders, a method that results in a number that is substantially less than the estimated aggregate dollar value of our contracts.
     Net loss for the third quarter 2006 was $13.4 million, compared with a net loss of $55.2 million for the same period last year. This reduced loss was primarily the result of increased sales during the third quarter 2006 and lower selling, general and administrative expenses. The lower expenses included a $7.5 million decrease in net periodic benefit costs associated with Vought’s pension and other post-retirement benefit plans, resulting from previously announced changes to our benefit plans and the headcount reductions completed during the year.
     Adjusted EBITDA*, as defined our senior secured credit agreement, for the third quarter 2006 was $35.0 million, compared with $32.5 million for the same period last year. The benefit of our cost reduction initiatives and increased sale were partially offset by increased cash costs for our benefit plan which were $15.4 million higher for the third quarter 2006 than last year.
     Free Cash Flow* was a use of cash of $42.3 million for the quarter, a higher cash usage of $44.1 million from last year primarily due to lower accounts payable, increased pension and OPEB funding and lower accrued contract liability due to the 787 advances received in the third quarter of 2005 and offsetting inventory build up in 2006. This was partially offset by improved operations and lower capital expenditure spending compared to last year.

     “Increased deliveries in our commercial, military and business jet programs, as well as initial progress in our cost reduction efforts, helped drive improvements in our top and bottom line results,” said Vought’s President and Chief Executive Officer Elmer Doty. “While I’m encouraged by our progress, it’s important to remember that our turnaround plan has just started and we must stay focused on our goal of becoming the lowest-cost, highest-quality provider of integrated aircraft structures.”
     Doty continued, “As part of our cost reduction efforts, and consistent with corporate practices in this country today, we have announced specific benefits changes. Effective Jan. 1, 2008, we will be freezing our defined benefit pension plan for our non-represented employees. Affected employees will retain what they have already earned, but will no longer earn credited service beyond that date. At that time, they will begin receiving automatic contributions in to a defined contribution personal retirement account.”
Nine Months Ended Results
     For the first nine months of 2006, net sales were $1,133.3 million, an increase of 21 percent compared with $937.2 million for the same period last year. The increase is partially due to one-time sales resulting from customer settlements finalized during the second quarter of 2006, as well as increased sales for Vought’s business jet and military programs. Excluding the one-time settlement impact, ongoing sales for the first nine months of 2006 were $1,034.3 million, an increase of 10 percent over last year, primarily from increased military and business jet program sales.
     Net loss for the first nine months of 2006 was $30.4 million, compared with a net loss of $214.1 million for the same period last year. This improvement resulted primarily from the favorable effects in 2006 of customer settlements and the absence of one-time facility consolidation and disruption charges recorded in 2005. Adjusted EBITDA* for the first nine months of 2006 was $126.0 million, compared with $124.3 million for the same period last year.
     Free Cash Flow* for the nine months ended 2006 was a cash usage of $17.8 million, compared to a cash usage of $82.0 million for the same period last year. Free Cash Flow* in 2006 includes cash from customer settlements finalized during the second quarter 2006 of approximately $88.5 million. Excluding the one time settlement impact, Free Cash Flow* from ongoing operations was a usage of $106.3 million compared to $82.0 million for the same period last year, this increased cash usage was primarily due to the increased period costs associated with the 787 program of $18.8 million and increased cash benefit plan costs of $20.2 million.
787 Program Update
     Vought’s efforts on the 787 program are progressing as planned. Given the current status, Vought is expecting to deliver its first ship set for this program early next year, while its joint venture, Global Aeronautica, will celebrate its Grand Opening next month, and receive its first structure for integration at the beginning of the year. “The execution of the 787 program remains a top priority and we remain optimistic given our progress to date and the potential revenue this program represents,” said Doty.
Non-GAAP Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by an asterisk *) as presented in this press release are supplemental measures of performance, and Adjusted EBITDA is a supplemental measure of our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under

GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secure credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented on page 10.
Conference Call Details
     Vought will host a conference call on Nov. 15 at 11 a.m. Eastern time (10 a.m. Central time) to discuss the quarterly results. To access the conference call, dial 800-798-2864 (United States) or 617-614-6206 (International) with passcode 93723801. Please call 10 minutes prior to the start time.
     If you cannot listen to the conference call at its scheduled time, there will be a replay available through Nov. 22, which can be accessed by dialing 888-286-8010 (United States) or 617-801-6888 (International) with passcode 53239877.
     Vought’s conference call will be supplemented by a series of slides appearing on our Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of $1.3 billion and about 6,000 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the Company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Condensed Consolidated Balance Sheets
($ in millions, except per share amounts)

	(Unaudited)
	September 24,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$7.9	$10.1
Accounts receivable	96.7	90.8
Inventories	389.8	340.1
Other current assets	8.4	7.4

Total current assets	502.8	448.4

Property, plant and equipment, net	532.5	485.1
Goodwill, net	527.7	527.7
Identifiable intangible assets, net	71.2	79.1
Debt origination costs, net and other assets	16.3	21.5

Total assets	$1,650.5	$1,561.8

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$120.7	$121.9
Accrued and other liabilities	69.9	69.0
Accrued payroll and employee benefits	30.9	35.5
Accrued post-retirement benefits-current	56.1	53.4
Accrued pension-current	52.3	36.8
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	0.9	0.8
Accrued contract liabilities	312.1	216.0

Total current liabilities	646.9	537.4

Long-term liabilities:
Accrued post-retirement benefits	482.1	496.5
Accrued pension	344.3	441.2
Long-term bank debt, net of current portion	415.0	417.0
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	0.5	1.2
Other non-current liabilities	203.1	171.5

Total liabilities	2,361.9	2,334.8

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,750,305 and 24,711,373 issued and outstanding in 2006 and 2005, respectively	0.3	0.3
Additional paid-in capital	411.8	411.4
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	(1.0)	(1.1)
Accumulated deficit	(635.0)	(604.6)
Accumulated other comprehensive loss	(485.9)	(577.4)

Total stockholders’ equity (deficit)	$(711.4)	$(773.0)

Total liabilities and stockholders’ equity (deficit)	$1,650.5	$1,561.8

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Operations
($ in millions) (Unaudited)

	For the Three Months		For the Nine Months
	Ended		Ended
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
Net sales	$354.4	$310.4	$1,133.3	$937.2

Costs and expenses

Cost of sales	282.8	274.3	897.6	884.7
Selling, general and administrative expenses	68.5	77.1	207.1	222.4
Imparirment charge	(0.4)	—	8.1	5.9

Total costs and expenses	350.9	351.4	1,112.8	1,113.0

Operating Income (loss)	3.5	(41.0)	20.5	(175.8)

Other income (expense)
Interest income	0.6	1.2	1.1	2.8
Other income (loss)	0	(-0.3)	(-0.1)	(-0.4)
Equity in earnings (loss) of joint venture	(1.5)	(1.0)	(4.7)	(1.8)
Interest expense	(16.0)	(14.1)	(47.2)	(38.9)

Income (loss) before income taxes	(13.4)	(55.2)	(30.4)	(214.1)
Income taxes	—	—	—	—

Net income (loss)	$(13.4)	$(55.2)	$(30.4)	$(214.1)

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)

	For the Nine Months Ended
	September 24,	September 25,
	2006	2005
Operating activities
Net income (loss)	$(30.4)	$(214.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	44.2	54.7
Impairment charge	8.1	5.9
Equity in losses of joint venture	4.7	1.8
Loss from asset sales	0.9	4.7
Changes in current assets and liabilities:
Accounts receivable	(5.9)	31.0
Inventories, net of advances and progress billings	(49.7)	(50.7)
Other current assets	0.3	(0.4)
Accounts payable, trade	(2.4)	3.8

Accrued payroll and employee benefits	(4.6)	(4.1)
Accrued and other liabilities	19.1	(4.6)
Accrued contract liabilities	96.1	134.7
Other assets and liabilities—long-term	(6.3)	39.3

Net cash provided by (used in) operating activities	74.1	2.0

Investing activities
Capital expenditures	(91.9)	(84.0)
Proceeds from sale of assets	0.3
Investment in joint venture	—	(5.0)

Net cash used in investing activities	(91.6)	(89.0)

Financing activities
Proceeds from short-term bank debt	155.0	—
Payments on short-term bank debt	(155.0)	—
Payments on long-term bank debt	(2.0)	(2.0)
Payments on capital leases	(0.6)	(0.6)
Proceeds from Hawthorne	—	52.6
Proceeds from governmental grants	17.4	25.3
Retirement of common stock	—	(0.3)
Decrease in shareholder loans	0.1	0.1
Proceeds from sale of common stock	0.4	0.1

Net cash provided by financing activities	15.3	75.2

Net increase (decrease) in cash and cash equivalents	(2.2)	(11.8)
Cash and cash equivalents at beginning of period	10.1	128.9

Cash and cash equivalents at end of period	$7.9	$117.1

Vought Aircraft Industries Inc. Supplemental Financial Data ($ in millions) (Unaudited)

		Three Months			Nine Months
		Ended			Ended
	September 24,	September 25,		September 24,	September 25,
	2006	2005	Change	2006	2005	Change
Sales as Reported:
Commercial	$156.1	$146.4	$9.7	$525.2	$464.4	$60.8
Military	133.6	113.4	20.2	393.1	318.5	74.6
Business jets	64.7	50.6	14.1	215.0	154.3	60.7

Total	$354.4	$310.4	$44.0	$1,133.3	$937.2	$196.1

Settlements
Commercial	$—	$—	$—	$70.0	$—	$70.0
Military	—	—	—	—	—	—
Business jets	—	—	—	29.0	—	29.0

Total	$—	$—	$—	$99.0	$—	$99.0

Ongoing Sales
Commercial	$156.1	$146.4	$9.7	$455.2	$464.4	$(9.2)
Military	133.6	113.4	20.2	393.1	318.5	74.6
Business jets	64.7	50.6	14.1	186.0	154.3	31.7

Total	$354.4	$310.4	$44.0	$1,034.3	$937.2	$97.1

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
% Mix for Ongoing Sales
Commercial	44%	47%	46%	50%
Military	38%	37%	35%	34%
Business jets	18%	16%	19%	16%

Total	100%	100%	100%	100%

	Three Months Ended			Nine Months Ended
	September 24,	September 25,		September 24,	September 25,
	2006	2005	Change	2006	2005	Change
Sales Backlog
Commercial	$780.9	$435.1	$345.8	$1,982.0	$1,279.0	$703.0
Military	(52.3)	(82.0)	29.7	613.7	720.3	(106.6)
Business jets	68.4	(9.0)	77.4	569.0	379.9	189.1

Total sales backlog	$797.0	$344.1	$452.9	$3,164.7	$2,379.2	$785.5

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
     In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
($ in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
Cash flow provided by (used in) operating activities	$(25.4)	$39.1	$74.1	$2.0
Less: Capital expenditures	(16.9)	(37.3)	(91.9)	(84.0)

Free Cash Flow	$(42.3)	$1.8	$17.8)	$(82.0)

Settlements	—	—	(88.5)	—

Free Cash Flow from Ongoing Operations	$(42.3)	$1.8	$(106.3)	$(82.0)

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005
Net Income (loss)	$(13.4)	$(55.2)	$(30.4)	$(214.1)

Plus:
Interest expense, net	14.6	12.9	43.8	33.8
Depreciation and amortization	15.0	17.2	44.2	54.7

EBITDA	$16.2	$(25.1)	$57.6	$(125.6)

Adjusted EBITDA
Plus:
Unusual charges — Plant consolidation and other merger & integration expenses	1.3	21.0	6.4	144.1
Asset impairment	(0.4)	—	8.1	5.9
Loss on disposal of property, plant and equipment	0.6	0.4	0.9	4.7
Non recurring program costs and settlements	—	—	(6.7)	—
Pension & OPEB curtailment	—	0.3	(9.2)	2.0
Non-recurring investment in Boeing 787	21.1	15.0	59.9	41.1
Non-cash expense related to FAS 87 & FAS 106	(3.8)	13.5	7.9	43.5
Boeing strike	—	6.8		6.8
Management fees & expenses	—	0.5	1.0	1.5
Amortization of stepped up inventory	—	0.1	0.1	0.3

Total Adjusted EBITDA	$35.0	$32.5	$126.0	$124.3